5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
October 14, 2004

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GUPTA – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

infoUSA Reports Record Revenue and Strong Results for Fiscal 2004 Third Quarter

•	GAAP Revenue of $90.2 Million, up 17% from last year, exceeds consensus Wall Street estimate

•	GAAP EPS of 10 cents, up 43% from last year, exceeds consensus Wall Street estimate

•	Confirms previous revenue and EPS guidance for 2004 and 2005

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results, key financial highlights of the company’s operations, and selected balance sheet items for the third quarter of 2004 ending on September 30, 2004.

	3rd Quarter	3rd Quarter	Year-to-date	Year-to-date
(amounts in thousands, except per share amounts)	2003	2004	2003	2004
Net sales	$77,379	$90,172	$232,290	$254,777
EBITDA (see table on income statement)	14,902	18,515	55,250	49,467
Operating income	9,742	10,760	39,199	30,041
Net income	3,632	5,045	15,212	13,130
Diluted earnings per share	7 cents	10 cents	30 cents	25 cents
Total debt	153,387	220,599	153,387	220,599
Capital expenditures (see table on income statement)	2,531	2,092	5,400	5,615
Cash Flow from Operations	10,175	19,575	37,544	45,791
Accounts receivable (DSO) (1)	43	47	42	46

(1) Excludes accounts receivable and sales of OneSource and brokerage portion of Walter Karl.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, “During the third quarter of 2004, we achieved record revenues of $90.2 million, up 17% versus last year. We were able to grow our revenues through strong organic results as well as successful integration of our recent acquisitions. Our third quarter reported revenues were negatively impacted by approximately $10 million of adjustments related to acquisition accounting of OneSource and conversion of a portion of our infoUSA Group business to subscription format. Our third quarter EBITDA was $18.5 million or 21% of revenues. EBITDA for the third quarter was negatively impacted by aforementioned accounting adjustments of approximately $10 million. We have generated $40.2 million of free cash flow (calculated as cash flow from operations less capital expenditures) for the nine months year to date. Our GAAP earnings per share for the quarter were approximately 10 cents, a growth of 43% versus last year. Our results for the quarter exceeded consensus Wall Street estimates. These results have positioned us well to meet or exceed our previous revenue and EPS guidance for fiscal 2004 and fiscal 2005.”

Gupta continued, “We were very satisfied with our third quarter performance. We have fully integrated our three acquired companies, i.e., OneSource, Edith Roman and Triplex. Their contribution to our cash flow has been better than expected.”

“Our recently launched ‘Unlimited Sales Leads and Mailing List’ service called Sales Genie™ has been a real hit with small businesses. Now they have access to unlimited sales leads for only $250 per month. They also get free and integrated contact management software and mapping capability. Our strategy of migrating our small business customers from one-time purchasers of sales leads to a subscription based service will be a key growth driver of infoUSA.”

“Our Donnelley Group consists of Donnelley Marketing, OneSource, Walter Karl, Edith Roman, Yesmail, CatalogVision and Triplex. Their third quarter revenue grew organically by 3%, better than we had hoped for. With the integration of recent acquisitions completed faster than anticipated, Ray Butkus is preparing for better than 5% organic revenue growth in 2005.”

“Due to our cost cuts, we have been able to achieve our historical EBITDA margin levels again. We feel confident that we can deliver expected internal growth and EBITDA margins to our shareholders going forward.”

Gupta concluded, “We have built a strong management team whose dedication and commitment will enable us to provide solid growth to our shareholders. We have the highest quality database of consumers and businesses in the U.S. and Canada. The database has many different applications for small businesses, non-profit organizations, and governmental entities and Fortune 1000 companies. We also control our distribution channel with our sales force of over 1,000 sales executives. We feel confident that our recent initiatives around subscription products will lead us to the next level of growth.”

Highlights of Third Quarter:

Net sales for the third quarter were $90.2 million compared to $77.4 million for the third quarter of 2003. EBITDA for the third quarter was $18.5 million, or 21% of net sales, compared to $14.9 million, or 19% of net sales, for the third quarter of last year. EBITDA for the third quarter was impacted negatively by following two accounting adjustments: (i) non-recognizable deferred revenue from OneSource acquisition of $4.4 million and (ii) deferral of approximately $5.2 million of revenues from accounting for our subscription product revenue. The increase in EBITDA margin for the third quarter is attributable to: (i) margin expansion in our core business through strict cost cutting initiatives and (ii) successful integration of our recent acquisitions.

Third quarter GAAP earnings per share were 10 cents versus earnings per share of 7 cents for the third quarter of 2003. The aforementioned factors contributed to the growth of earnings per share. Free cash flow (cash flow from operations less capital expenditures) for fiscal third quarter was $17.5 million, or 19% of net sales, compared to $7.6 million, or 10% of net sales, for the prior year period. Free cash flow for nine months year to date was $40.2 million, or 16% of net sales, compared to $32.1, or 14% of net sales, for the prior year period.

Deferred revenue liability on the balance sheet as of September 30, 2004 was $44.1 million, an important measure of contractually obligated revenue for the company. The company also had an incremental $39.4 million of unbilled contractually obligated revenue at the end of the quarter that is not reflected on the balance sheet. Deferred revenue on the balance sheet combined with the unbilled contractually obligated revenue provides a good measure of the pipeline business for the company over next twelve months.

OPERATING HIGHLIGHTS

The Donnelley Group (Large Business Group)

The Donnelley Group, previously known as the Large Business Group, reported third quarter 2004 revenues of $57.4 million, up 45% from the comparable quarter of 2003. Much of the growth was due to the recent acquisition of Triplex, OneSource, and Edith Roman, which have provided better than expected contributions to our operating margins. Our organic revenue growth in this segment was 3% for the quarter. Under the leadership of Ray Butkus, the Donnelley Group is totally focused on cross-selling our various products and services to customers, and long-term organic revenue growth of over 5%.

The infoUSA Group (Small Business Group)

The infoUSA Group, formerly known as the Small Business Group, reported 2004 third quarter revenues of $32.8 million, down 13% from the third quarter of last year. The primary reason for the decline was the impact from subscription accounting during the third quarter of approximately $5.2 million. This Group consists of approximately 20 small business units that offer directory products, vertical databases, online sales leads, custom sales leads and products for sales people and SOHO markets. Most of these divisions are being very successful in migrating a significant portion of their business to subscription products. Conversions from one-time sales to this subscription format have caused this Group to experience short-term reductions in reported GAAP revenue due to accounting for subscription products because revenue from subscriptions are recognized over the subscription period instead of at the time of sale. Our recently introduced Sales Genie™, SalesLeadsUSA™, and Credit.Net™ products have been embraced by the small business marketplace. They also provide the critical impetus for our long-term goal of over 10% organic revenue growth for infoUSA Group.

Conference Call

The company will host its third quarter conference call on October 15th, at 11:00 AM Eastern time. To access the conference call, please dial 719/457-2601, passcode #860900, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 1:00 PM Eastern time, October 15th, through midnight Eastern Time, October 22nd. The replay number is 719/457-0820, passcode # 860900. A live webcast of the conference call will be available at the company’s web site, http://www.infousa.com, by clicking on the “About Us” tab on the bottom of infoUSA Home Page, followed by the ‘Third Quarter Conference Call’ button.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

			FOR THE NINE MONTHS
	FOR THE QUARTER ENDED		ENDED
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2003	2004	2003	2004
	(unaudited)
Net sales	$77,379	$90,172	$232,290	$254,777
Costs and expenses:
Database and production costs	21,416	27,634	64,556	76,318
Selling, general and administrative	36,827	43,046	103,825	123,246
Depreciation and amortization of operating assets	3,696	3,523	11,254	10,397
Amortization of intangible assets	3,310	4,409	9,960	11,471
Non-cash stock compensation	76	(45)	145	595
Restructuring costs	645	766	1,630	2,388
Litigation settlement charge	1,667	0	1,667	0
Acquisition costs	0	79	54	321

	67,637	79,412	193,091	224,736

Operating income	9,742	10,760	39,199	30,041
Other income (expense):
Investment income (loss)	394	(177)	1,222	(219)
Other charges – Note 1	(2,240)	0	(6,385)	(2,223)
Interest expense	(2,243)	(2,447)	(9,500)	(6,422)

Income before income taxes	5,653	8,136	24,536	21,177
Income taxes	2,021	3,091	9,324	8,047

Net income	$3,632	$5,045	$15,212	$13,130

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.07	$0.10	$0.30	$0.25

Diluted earnings per share	$0.07	$0.10	$0.30	$0.25

Basic weighted average shares outstanding	51,676	53,005	51,351	52,630

Diluted weighted average shares outstanding	52,357	53,317	51,453	53,123

     The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER		FOR THE NINE
	ENDED		MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2003	2004	2003	2004
Net income	$3,632	$5,045	$15,212	$13,130
Interest expense	2,243	2,447	9,500	6,422
Income taxes	2,021	3,091	9,324	8,047
Depreciation and amortization of operating assets	3,696	3,523	11,254	10,397
Amortization of intangible assets	3,310	4,409	9,960	11,471

EBITDA	$14,902	$18,515	$55,250	$49,467

The following provides a schedule of Capital Expenditures:

	FOR THE QUARTER		FOR THE NINE
	ENDED		MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2003	2004	2003	2004
Purchases of Property of Equipment	$2,025	$1,230	$4,657	$3,721
Software and Database Development Costs	506	862	743	1,894

Capital Expenditures	$2,531	$2,092	$5,400	$5,615

The following provides a reconciliation of Cash Flow from Operations to Free Cash Flow:

	FOR THE QUARTER		FOR THE NINE
	ENDED		MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2003	2004	2003	2004
Cash Flow from Operations	$10,175	$19,575	$37,544	$45,791
Less:
Capital Expenditures	(2,531)	(2,092)	(5,400)	(5,615)

Free Cash Flow	$7,644	$17,483	$32,144	$40,176

infoUSA INC. AND SUBSIDIARIES
Selected Balance Sheet Amounts
(In thousands, except per share amounts)

The following table presents selected balance sheet account information as of September 30, 2004, compared to December 31, 2003.

	December 31,	September 30,
(amounts in thousands)	2003	2004
Assets
Cash and Cash Equivalents	$2,686	$10,101
Accounts Receivable	40,922	46,960
Accounts Receivable-List Brokerage	12,844	21,280
Deferred Marketing Costs	5,457	2,621
Property and Equipment, net	40,984	43,452
Intangible Assets, net	247,609	370,161
Liabilities
Accounts Payable	16,212	16,373
Accounts Payable-List Brokerage	9,516	16,914
Accrued Payroll Expenses	17,793	16,812
Accrued Expenses	824	6,964
Deferred Revenue	19,824	44,119
Total Debt	139,765	220,599